Exhibit 14.1
FIRSTPLUS FINANCIAL GROUP, INC.
CODE OF ETHICS
Introduction
          FirstPlus Financial Group, Inc.’s reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees. To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Ethics has been adopted by our Board of Directors.
          This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are held. These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law or employment agreement conflicts with a policy in this Code, you must comply with the law or employment agreement; however, if a local custom or policy conflicts with this Code, you must comply with the Code.
          If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in writing to FirstPlus Financial Group, Inc.’s President, who will review the situation and take appropriate action in keeping with this Code, our other corporate policies, and the applicable law. If your concern relates to the President, you should submit your concern, in writing, to the Company’s Board of Directors.
1. Honest and Ethical Conduct
          For directors, officers and employees, we, as a Company, require honest and ethical conduct from everyone subject to this Code. Each of you has a responsibility to all other directors, officers and employees of FirstPlus Financial Group, Inc., and to FirstPlus Financial Group, Inc. itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated. In essence, you are expected to conduct yourself in a manner that meets with our ethical and legal standards.
2. Compliance with Laws, Rules and Regulations
          For directors, officers and employees, you are required to comply with all applicable governmental laws, rules and regulations, both in letter and in spirit. Although you are not expected to know the details of all applicable laws, rules and regulations, we expect you to seek advice from FirstPlus Financial Group, Inc.’s President, who may seek advice from legal counsel, if you have any questions about whether the requirement applies to the situation or conduct that may be required to comply with any law, rule or regulation.
3. Conflicts of Interest
          For directors, officers and employees, you must handle in an ethical manner any actual or apparent conflict of interest between your personal and business relationships. Conflicts of interest are prohibited as a matter of policy. A “conflict of interest” exists when a person’s private interest interferes with the interests of FirstPlus Financial Group, Inc. For example, a conflict situation arises if you or a member of your family receives an improper personal benefit as a result of your position with FirstPlus Financial Group, Inc. If you become aware of any material transaction or relationship that reasonably could be expected to effect a conflict of interest, you should report it promptly to FirstPlus Financial Group, Inc.’s President. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines set forth in the Company By-Laws or approved by the Board of Directors.
4. Public Disclosures
          For directors, officers and employees, it is FirstPlus Financial Group, Inc.’s policy to provide disclosure in accordance with applicable law in all reports and documents that we file with, or submit to, the Securities and Exchange Commission (the “Commission”) and in all other public communications made by FirstPlus Financial Group, Inc.
5. Confidentiality
          For directors, officers and employees, you should maintain the privacy of all confidential information entrusted to you by FirstPlus Financial Group, Inc. or by persons with whom FirstPlus Financial Group, Inc. does business, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors of, or harmful to, FirstPlus Financial Group, Inc., customers, or persons with whom FirstPlus Financial Group, Inc. does business, if disclosed.
6. Insider Trading
          If you have access to material, non-public information concerning FirstPlus Financial Group, Inc., you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of FirstPlus Financial Group, Inc.’s business. All non-public information about FirstPlus Financial Group, Inc. should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information, is not only unethical but also illegal. The prohibition on insider trading applies not only to FirstPlus Financial Group, Inc.’s securities, but also applies to securities of other companies should you learn of material, non-public information about these companies in the course of your duties to FirstPlus Financial Group, Inc. “Insider trading” violations may subject you to criminal or civil liability, in addition to disciplinary action by FirstPlus Financial Group, Inc.
7. Interpretations and Waivers of the Code of Business Conduct and Ethics
          As directors, officers and employees, if you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to FirstPlus Financial Group, Inc.’s President, who will determine first whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may be made only by FirstPlus Financial Group, Inc.’s Board of Directors and will be promptly disclosed to the extent required by applicable law, rule or regulation.
8. Reporting any Illegal or Unethical Behavior
          Any report or allegation of a violation this Code need not be signed and may be sent to FirstPlus Financial Group, Inc.’s President anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of FirstPlus Financial Group, Inc.’s system of internal controls, a copy of the report will be promptly provided to the Board of Directors, which may participate in the investigation and resolution of the matter. It is the policy of FirstPlus Financial Group, Inc. not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.
9. Compliance Standards and Procedures
          This Code is intended to be a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents must be viewed within the framework of FirstPlus Financial Group, Inc.’s employment agreements, other policies, practices, instructions as well as the requirements of the law. This Code is in addition to other policies, practices or instructions of FirstPlus Financial Group, Inc. that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising ethical standards applicable to the circumstances.
          Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of FirstPlus Financial Group, Inc., can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any employment agreement or any person’s status as an at-will employee.
          This Code is for the benefit of FirstPlus Financial Group, Inc., and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.